------------------------------------------------------------------------------
------------------------------------------------------------------------------








                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                     among:


                            ROGUE WAVE SOFTWARE, INC.,
                             a Delaware corporation;


                              SR ACQUISITION CORP.,
                           a North Carolina corporation


                              STINGRAY SOFTWARE, INC.,
                           a North Carolina corporation;


                                       and


                    THE SHAREHOLDERS OF STINGRAY SOFTWARE, INC.



                           _______________________________

                            Dated as of  January 19, 1998
                           _______________________________



------------------------------------------------------------------------------
------------------------------------------------------------------------------

                              TABLE OF CONTENTS

                                                                          PAGE

1.  DESCRIPTION OF TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . .1

    1.1    Merger of Merger Sub into the Company  . . . . . . . . . . . . . .1

    1.2    Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . .1

    1.3    Closing; Effective Time  . . . . . . . . . . . . . . . . . . . . .1

    1.4    Articles of Incorporation and Bylaws; Directors and Officers . . .2

    1.5    Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . .2

    1.6    Employee Stock Options . . . . . . . . . . . . . . . . . . . . . .3

    1.7    Closing of the Company's Transfer Books  . . . . . . . . . . . . .3

    1.8    Exchange of Certificates . . . . . . . . . . . . . . . . . . . . .4

    1.9    Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . .5

    1.10   Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . .5

    1.11   Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5

    1.12   Further Action . . . . . . . . . . . . . . . . . . . . . . . . . .6

2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS. . . .6

    2.1    Due Organization; No Subsidiaries; Etc.  . . . . . . . . . . . . .6

    2.2    Articles of Incorporation and Bylaws; Records  . . . . . . . . . .7

    2.3    Capitalization, Etc. . . . . . . . . . . . . . . . . . . . . . . .7

    2.4    Financial Statements . . . . . . . . . . . . . . . . . . . . . . .8

    2.5    Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . .9

    2.6    Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . 11

    2.7    Bank Accounts; Receivables . . . . . . . . . . . . . . . . . . . 11

    2.8    Equipment; Leasehold . . . . . . . . . . . . . . . . . . . . . . 12

    2.9    Proprietary Assets . . . . . . . . . . . . . . . . . . . . . . . 12

    2.10   Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

    2.11   Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . 16

    2.12   Compliance with Legal Requirements . . . . . . . . . . . . . . . 16

    2.13   Governmental Authorizations  . . . . . . . . . . . . . . . . . . 16

    2.14   Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . 16

    2.15   Employee and Labor Matters; Benefit Plans  . . . . . . . . . . . 17


                                      i.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                          PAGE

    2.16   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . 20

    2.17   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

    2.18   Related Party Transactions . . . . . . . . . . . . . . . . . . . 21

    2.19   Legal Proceedings; Orders  . . . . . . . . . . . . . . . . . . . 21

    2.20   Authority; Binding Nature of Agreement . . . . . . . . . . . . . 22

    2.21   Non-Contravention; Consents  . . . . . . . . . . . . . . . . . . 22

    2.22   Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . 23

3.  ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS . . . . . 23

    3.1    Requisite Power and Authority  . . . . . . . . . . . . . . . . . 23

    3.2    Investment Representations . . . . . . . . . . . . . . . . . . . 23

    3.3    Transfer Restrictions  . . . . . . . . . . . . . . . . . . . . . 24

    3.4    Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . 25

    3.5    Reliance Upon Representations, Warranties and Covenants  . . . . 25

    3.6    Pooling of Interest  . . . . . . . . . . . . . . . . . . . . . . 25

4.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB . . . . . . . . 26

    4.1    SEC Filings; Financial Statements  . . . . . . . . . . . . . . . 26

    4.2    Authority; Binding Nature of Agreement . . . . . . . . . . . . . 26

    4.3    Valid Issuance . . . . . . . . . . . . . . . . . . . . . . . . . 26

    4.4    Organization and Standing  . . . . . . . . . . . . . . . . . . . 27

    4.5    Authority, Approval and Enforceability . . . . . . . . . . . . . 27

    4.6    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . 27

    4.7    Compliance with Other Instruments  . . . . . . . . . . . . . . . 28

    4.8    No Material Adverse Change . . . . . . . . . . . . . . . . . . . 28

    4.9    Accounting Matters . . . . . . . . . . . . . . . . . . . . . . . 28

    4.10   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

    4.11   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . 29

5.  CERTAIN COVENANTS OF THE COMPANY AND THE SHAREHOLDERS . . . . . . . . . 29

    5.1    Access and Investigation . . . . . . . . . . . . . . . . . . . . 29

    5.2    Operation of the Company's Business  . . . . . . . . . . . . . . 29


                                     ii.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                          PAGE

    5.3    Notification; Updates to Disclosure Schedule . . . . . . . . . . 31

    5.4    No Negotiation . . . . . . . . . . . . . . . . . . . . . . . . . 32

    5.5    Filings and Consents . . . . . . . . . . . . . . . . . . . . . . 32

    5.6    Pooling of Interests . . . . . . . . . . . . . . . . . . . . . . 33

    5.7    General Release  . . . . . . . . . . . . . . . . . . . . . . . . 33

    5.8    Non-Competition  . . . . . . . . . . . . . . . . . . . . . . . . 36

    5.10   Proprietary Information Agreements . . . . . . . . . . . . . . . 38

    5.11   FIRPTA Matters . . . . . . . . . . . . . . . . . . . . . . . . . 38

    5.12   Registration Rights Agreement  . . . . . . . . . . . . . . . . . 39

    5.13   Removal of Personal Guarantees . . . . . . . . . . . . . . . . . 39

6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB  . . . . . 39

    6.1    Accuracy of Representations  . . . . . . . . . . . . . . . . . . 39

    6.2    Performance of Covenants . . . . . . . . . . . . . . . . . . . . 39

    6.3    Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . 39

    6.4    Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

    6.5    Agreements and Documents . . . . . . . . . . . . . . . . . . . . 40

    6.6    FIRPTA Compliance  . . . . . . . . . . . . . . . . . . . . . . . 40

    6.7    No Restraints  . . . . . . . . . . . . . . . . . . . . . . . . . 40

    6.8    No Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . 41

    6.9    Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . 41

    6.10   Audited Financials . . . . . . . . . . . . . . . . . . . . . . . 41

    6.11   Valuation Report . . . . . . . . . . . . . . . . . . . . . . . . 41

7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE
    SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

    7.1    Accuracy of Representations  . . . . . . . . . . . . . . . . . . 41

    7.2    Performance of Covenants and Obligations . . . . . . . . . . . . 42

    7.3    Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

    7.4    No Restraints  . . . . . . . . . . . . . . . . . . . . . . . . . 42

    7.5    Payment for Non Competition Agreements . . . . . . . . . . . . . 42


                                    iii.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                          PAGE

    7.6    Termination of Stock Appreciation Rights . . . . . . . . . . . . 42

8.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

    8.1    Termination Events . . . . . . . . . . . . . . . . . . . . . . . 43

    8.2    Termination Procedures . . . . . . . . . . . . . . . . . . . . . 44

    8.3    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . 44

    8.4    Termination Fee  . . . . . . . . . . . . . . . . . . . . . . . . 44

9.  INDEMNIFICATION, ETC.   . . . . . . . . . . . . . . . . . . . . . . . . 44

    9.1    Survival of Representations, Etc.  . . . . . . . . . . . . . . . 44

    9.2    Indemnification by Shareholders  . . . . . . . . . . . . . . . . 45

    9.3    Threshold; Ceiling . . . . . . . . . . . . . . . . . . . . . . . 46

    9.4    Satisfaction of Indemnification Claim  . . . . . . . . . . . . . 46

    9.5    No Contribution  . . . . . . . . . . . . . . . . . . . . . . . . 46

    9.6    Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

    9.7    Defense of Third Party Claims  . . . . . . . . . . . . . . . . . 47

    9.8    Exercise of Remedies by Indemnitees Other Than Parent  . . . . . 47

10. MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . 48

    10.1   Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48

    10.2   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . 48

    10.3   Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . 48

    10.4   Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . 49

    10.5   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

    10.6   Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . 49

    10.7   Time of the Essence  . . . . . . . . . . . . . . . . . . . . . . 49

    10.8   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50

    10.9   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . 50

    10.10  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . 50

    10.11  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . 50

    10.12  Remedies Cumulative; Specific Performance  . . . . . . . . . . . 50

    10.13  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50


                                     iv.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                          PAGE

    10.14  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

    10.15  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . 51

    10.16  Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . 51

    10.17  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . 51

    10.18  Construction . . . . . . . . . . . . . . . . . . . . . . . . . . 51


                                       v.

Exhibit A  Shareholders

Exhibit B  Certain Definitions

Exhibit C  Escrow Agreement

Exhibit D  Registration Rights Agreement

Exhibit E  Form of Opinion of Daniels & Daniels

Exhibit F  Form of Opinion of Cooley Godward LLP

                             AGREEMENT AND PLAN
                        OF MERGER AND REORGANIZATION


     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of January 19, 1998, by and among: ROGUE WAVE SOFTWARE, INC., a Delaware corporation ("Parent"); SR ACQUISITION CORP., a North Carolina corporation ("Merger Sub"), STINGRAY SOFTWARE, INC., a North Carolina corporation (the "Company"); and each of the shareholders of the Company listed on Exhibit A (each a "Shareholder" and, collectively, the "Shareholders"). Certain other capitalized terms used in this Agreement are defined in Exhibit B.

                                  RECITALS

     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the North Carolina Business Corporation Act (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

     D. The Shareholders own a total of 2,250,000 shares of the Common Stock (with no par value) of the Company ("Company Common Stock") constituting all of the outstanding common stock of the Company.

                                   AGREEMENT

     The parties to this Agreement agree as follows:

1.   DESCRIPTION OF TRANSACTION

     1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the North Carolina Business Corporation Act.

     1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 3000 Sand Hill Road, Building 3, Suite 230, Menlo Park, California 94025 at 10:00 a.m. on February 28, 1998, or at such other time, place and date during the period from February 14, 1998 through February 28, 1998 as Parent and the Company may mutually agree (the "Scheduled Closing


                                     1.

Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date"). Contemporaneously with or as promptly as practicable after the Closing, a properly executed plan of merger conforming to the requirements of Section 55-11-05 of the North Carolina Business Corporation Act shall be filed with the Secretary of State of the State of North Carolina. The Merger shall become effective at the time such certificate of merger is filed with and accepted by the Secretary of State of the State of North Carolina (the "Effective Time").

     1.4 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective
Time:

          (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time;

          (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

          (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be as follows: Thomas Keffer shall serve as a director and as President and Chief Executive Officer and Robert M. Holburn, Jr. shall serve as a director and Secretary and Chief Financial Officer.

     1.5  CONVERSION OF SHARES.

          (a) Subject to Sections 1.8(c), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

               (i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall cease to be an outstanding and issued share and shall be converted into the right to receive that number of shares of common stock (par value $.001 per share) of Parent ("Parent Common Stock") equal to the ratio of (i) the difference between (A) 19.99% of the outstanding shares of Parent Common Stock on the Closing Date, minus (B) the number of shares of Parent Common Stock into which outstanding options under the Company's Stock Option Plan will represent the right to acquire on the Closing Date; divided by (ii) the number of shares of Company Common Stock outstanding on the Closing Date. The ratio is sometimes referred to herein as the "Exchange Ratio."

               (ii) each share of the common stock (par value $.001 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

          (b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the


                                       2.

Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

     1.6 EMPLOYEE STOCK OPTIONS. At the Effective Time, each stock option that is then outstanding under the Company's 1997 Stock Award Plan (the "Stock Option Plan"), whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company's Stock Option Plan and the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (a) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock,
(b) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. The Company and Parent shall take all action that may be necessary (under the Company's Stock Option Plan and otherwise) to effectuate the provisions of this Section 1.6. Following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth
(i) the number of shares of Parent Common Stock subject to such assumed Company Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option. Parent shall file with the SEC, within ninety (90) days after the Closing Date, a registration statement on Form S-8 registering the exercise of the Company Options assumed by Parent pursuant to this Section 1.6.

     At or prior to the Effective Time, each Stock Appreciation Right that is then outstanding under the Company's Stock Option Plan shall be cashed out by Parent in accordance with Section 7.6 hereof and terminated.

     1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of


                                     3.

any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

     1.8  EXCHANGE OF CERTIFICATES.

          (a) At or as soon as practicable after the Effective Time, the holders of Company Stock Certificates shall surrender their Company Stock Certificates in exchange for one or more certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor one or more certificates representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender one or more certificates representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section
1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

          (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of Parent Common Stock on the Nasdaq National Market on the date hereof.


                                       4.

          (d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

          (f) Each certificate representing Shares shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in this Agreement):

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

          (g) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Shareholder thereof if the Shareholder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

          (h) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

     1.9 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.10 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a "pooling of interests" under Opinion No. 16 of the Accounting Principles Board.

     1.11 ESCROW.


                                      5.

          (a) As soon as practicable after the Effective Time, 10% of the Parent Common Stock to be issued in the Merger (collectively, the "Escrow Shares"), without any act of any shareholder of the Company, will be registered in the name of the Shareholders and will be deposited with the Secretary of Parent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and the Escrow Agreement of even date herewith attached hereto as Exhibit C (the "Escrow Agreement"). The Escrow Fund shall be available to indemnify the Indemnitees as provided in Section 9. In connection with the deposit of the Escrow Shares in the Escrow Fund, each Shareholder shall execute and deliver to the Escrow Agent an appropriate stock power with a "Medallion" signature guarantee.

          (b) Subject to the following requirements, the Escrow Fund shall remain in existence until the expiration of nine (9) months from the Effective Time (the "Escrow Period"). Upon the expiration of such Escrow Period, the Escrow Fund shall terminate with respect to all Escrow Shares; PROVIDED, HOWEVER, that the number of Escrow Shares, which, in the reasonable judgment of Parent, subject to the subsequent resolution of the claim in the matter in the manner provided in the Escrow Agreement, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the expiration of such Escrow Period shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Shareholders all Parent Common Stock remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of Parent Common Stock to the Shareholders pursuant to this Section 1.10(b) and the Escrow Agreement shall be made in proportion to their respective original contributions to the Escrow Fund.

     1.12 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS.

     The Company and the Shareholders jointly and severally represent and warrant, to and for the benefit of the Indemnitees, and except as set forth on the Disclosure Schedule attached hereto, as follows:

     2.1  DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and
(iii) to perform its obligations under all Company Contracts.


                                     6.

          (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Stingray Software, Inc."

          (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

          (d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and
(iii) the names and titles of the Company's officers.

          (e) The Company does not own any controlling interest in any Entity and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

     2.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of: (1) the Company's Articles of Incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's Articles of Incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

     2.3  CAPITALIZATION, ETC.

          (a) The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock (no par value), of which 2,250,000 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3 of the Disclosure Schedule provides an accurate and complete description of


                                      7.

the terms of each repurchase option which is held by the Company and to which any of such shares is subject.

          (b) The Company has reserved 337,500 shares of Company Common Stock for issuance under its Stock Option Plan, of which options to purchase 67,950 shares are outstanding as of the date of this Agreement. In addition, 38,780 Stock Appreciation Rights issued pursuant to the Stock Option Plan are outstanding as of the date of this Agreement. Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each Company Option and Stock Appreciation Right ("SAR") that is outstanding as of the date of this
Agreement: (i) the name of the holder of such Company Option or SAR; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable, or the number of SARs held by such holder and the number of those rights that are immediately exercisable; (iii) the date on which such Company Option or SAR was granted and the term of such Company Option or SAR; (iv) the vesting schedule for such Company Option or SAR; (v) the exercise price per share of Company Common Stock purchasable under such Company Option or the Fair Market Value of the SAR on the date of grant; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except as set forth in Part 2.3 of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or
(iv) to the best of the knowledge of the Company and the Shareholders, condition or circumstance that may give rise to or provide a basis for the assertion of a valid claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

          (c) All outstanding shares of Company Common Stock and all outstanding Company Options and SARs have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

          (d) The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the North Carolina Business Corporation Act and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

     2.4  FINANCIAL STATEMENTS.

          (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):


                                     8.

               (i) The audited balance sheets of the Company as of December 31, 1996, and the related audited income statements, statements of shareholders' equity and statements of cash flows of the Company for the years then ended together with the notes thereto; and

               (ii) The unaudited balance sheets of the Company as of December 31, 1997 (the "Statement Date"), and the related unaudited income statements, statements of shareholders' equity and statements of cash flows of the Company for the year then ended.

          (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The financial statements referred to in 2.4(a)(i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered. The financial statements referred to in
Section 2.4(a)(ii) do not contain all of the required footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude.

     2.5  ABSENCE OF CHANGES. Since the Statement Date:

          (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and, to the best of the knowledge of the Company and the Shareholders, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, other than distributions to Shareholders made to cover their proportional tax liability incurred as Shareholders of the Company, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d)  the Company has not sold, issued or authorized the issuance of
(i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of its Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option or SAR, or (iii) any


                                     9.

restricted stock purchase agreement, other than those Company Options that will automatically accelerate exercisability upon the consummation of the Merger;

          (f) there has been no amendment to the Company's Articles of Incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (h) other than the purchase of Objective Grid software for $1,000,000, the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the Statement Date, exceeds $100,000;

          (i) the Company has not, other than license agreements for software in the Company's standard form, (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

          (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right; except (x) for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices or (y) the acquisition of rights or assets required under this Agreement;

          (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

          (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (n) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;


                                     10.

          (o) the Company has not changed any of its methods of accounting or accounting practices in any respect, except for changes necessary to conform to accounting methods or procedures used by Parent;

          (p)  the Company has not made any Tax election;

          (q)  the Company has not commenced or settled any Legal Proceeding;

          (r) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (s) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

     2.6  TITLE TO ASSETS.

          (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.7(b) and 2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. All of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

          (b) Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

     2.7  BANK ACCOUNTS; RECEIVABLES.

          (a) Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

          (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of the Statement Date. All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Statement Date and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $25,000 in the aggregate).


                                     11.

     2.8  EQUIPMENT; LEASEHOLD.

          (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

          (b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Disclosure Schedule.

     2.9  PROPRIETARY ASSETS.

          (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body,
(i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company.
Part 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. The Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(iii) of the Disclosure Schedule. The Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. The Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights. Portions of the Company Proprietary Assets are derived from the public domain or are freeware, and no ownership is asserted by the Company or the Shareholders with respect to such portions.

          (b) The Company has taken all reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. The Company has not (other than pursuant to license agreements on the Company's standard form or otherwise identified in Part 2.10(a)(ii) of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

          (c) To the best knowledge of the Company and the Shareholders, none of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. To the best knowledge of the Company and the Shareholders, the Company is


                                     12.

not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company and the Shareholders, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

          (d) (i) Each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company; and (ii) there has not been any claim made to the Company or the Shareholders by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the best of the knowledge of the Company and the Shareholders, there is no basis for any such claim.

          (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. (i) The Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

          (f) (i) All current and former employees of the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of the Special Terms of Employment Agreement previously delivered to Parent, and (ii) all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of the Transfer of Copyright Agreement previously delivered to Parent.

     2.10 CONTRACTS.

          (a) Part 2.10 of the Disclosure Schedule identifies (except for Company contracts individually in an amount or having a value less than $10,000):

               (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

               (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset (other than any software license in the Company's standard form);


                                    13.

               (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

               (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

               (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

               (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

               (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

               (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

               (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

               (x) each Company Contract constituting or relating to a Government Contract or Government Bid (other than any software license in the Company's standard form);

               (xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

               (xii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

               (xiii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the performance of services having a value in excess of $10,000 in the aggregate.

(Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts.")

          (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 (b) of the Disclosure Schedule provides an accurate description of the terms of


                                      14.

each Company Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and, to the best of the knowledge of the Company and the Shareholders, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c)  Except as set forth in Part 2.10(c) of the Disclosure Schedule:

               (i) to the best of the knowledge of the Company and the Shareholders, the Company has not violated or breached, or committed any default under, any Company Contract, and, to the best of the knowledge of the Company and the Shareholders, no other Person has violated or breached, or committed any default under, any Company Contract;

               (ii) to the best of the knowledge of the Company and the Shareholders, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

               (iii) since inception, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and

               (iv) the Company has not waived any of its material rights under any Material Contract.

          (d) Except as set forth in Part 2.10(d) of the Disclosure Schedule, no Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

          (e) The Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

          (f) Part 2.10(f) of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company since January 1, 1998 and not in the ordinary course of business.

          (g) Part 2.10(g) of the Disclosure Schedule provides an accurate description and breakdown of the Company's backlog under Company Contracts.


                                      15.

     2.11 LIABILITIES. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Company since the Statement Date in the ordinary course of business and consistent with the Company's past practices;
(c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule.

     2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. To the best knowledge of the Company and the Shareholders, the Company is, and has at all times since inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Since inception, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since inception has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. Since inception, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.14 TAX MATTERS.

          (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since inception.


                                     16.

          (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the Statement Date through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

          (c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. There have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

          (d) No claim or Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring or accounting methods employed, prior to the Closing.

          (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     2.15 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

          (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not


                                      17.

require the Company to make payments or provide benefits having a value in excess of $10,000 in the aggregate.

          (b) The Company does not maintain, sponsor or contribute to, and, to the best of the knowledge of the Company and the Shareholders, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

          (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

          (d)  With respect to each Plan, the Company has delivered to Parent:

               (i) an accurate and complete copy of such Plan (including all amendments thereto);

               (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

               (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material
Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

               (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

               (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

               (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

          (e) The Company is not required to be, and, to the best of the knowledge of the Company and the Shareholders, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the


                                   18.

meaning of Section 414(m) of the Code. To the best of the knowledge of the Company and the Shareholders, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in
Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

          (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

          (g) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

          (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

          (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

          (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and neither the Company nor any of the Shareholders is aware of any reason why any such determination letter should be revoked.

          (k) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

          (l) Part 2.15(l) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.


                                     19.

          (m) Part 2.15(m) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

          (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

          (o) The Company has good labor relations, and none of the Shareholders has any reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.

     2.16 ENVIRONMENTAL MATTERS. To the best knowledge of the Company, the Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company and Shareholders, there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. To the best of the knowledge of the Company and the Shareholders, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedules. For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

     2.17 INSURANCE. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect.


                                       20.

Since inception, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.18 RELATED PARTY TRANSACTIONS. (a) No Related Party has, and no Related Party has at any time since inception had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since inception been, indebted to the Company; (c) since inception, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since inception competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under company Options and rights to receive compensation for services performed as an employee of the Company). For purposes of the Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each of the Shareholders; (ii) each individual who is, or who has at any time since inception been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

     2.19 LEGAL PROCEEDINGS; ORDERS.

          (a) There is no pending Legal Proceeding, and to the best knowledge of the Company and the Shareholders, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company and the Shareholders, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (b) No Legal Proceeding has ever been commenced by or has ever been pending against the Company.

          (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. None of the Shareholders is subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. To the best of the knowledge of the Company and the Shareholders, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other


                                       21.

employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     2.20 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.21 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's Articles of Incorporation or bylaws, or
(ii) any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors;

          (b) to the best knowledge of the Company and the Shareholders, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to
(i) declare a default or exercise any remedy under any such Company Contract,
(ii) accelerate the maturity or performance of any such Company Contract, or
(iii) cancel, terminate or modify any such Company Contract; or

          (e) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of the Company's Stock Option Plan or the option agreements outstanding thereunder; or

          (f) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not,


                                     22.

in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as otherwise provided for in this Agreement for filings related to the execution of this Agreement and as may be required upon or after the Closing, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with
(x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.22 FULL DISCLOSURE. This Agreement (including the Disclosure Schedule) does not, and the Shareholders' Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.   ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

Each Shareholder hereby represents and warrants to Parent and Merger Sub as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company and the Shareholders set forth in Section 2 of this Agreement):

     3.1 REQUISITE POWER AND AUTHORITY. Shareholder has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on Shareholder's part required for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to the Closing. Upon execution and delivery, this Agreement will be the valid and binding obligation of Shareholder, enforceable in accordance with its terms.

     3.2 INVESTMENT REPRESENTATIONS. Shareholder understands that shares of Parent Common Stock to be issued in the Merger (the "Shares") have not been registered under the Securities Act. Shareholder also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Shareholder's representations contained in this Agreement. Shareholder hereby represents and warrants as follows:

          (a) SHAREHOLDER BEARS ECONOMIC RISK. Shareholder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Parent so that he is capable of evaluating the merits and risks of his investment in the Company and has the capacity to protect his own interests. Shareholder must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Shareholder understands that, other than as required pursuant to the Registration Rights Agreement, Parent has no present intention of registering the Shares. Shareholder also understands that there is no assurance that


                                      23.

any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Shareholder to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Shareholder might propose.

          (b) ACQUISITION FOR OWN ACCOUNT. Shareholder is acquiring the Shares for Shareholder's own account for investment only, and not with a view towards their distribution.

          (c) SHAREHOLDER CAN PROTECT ITS INTEREST. Shareholder represents that by reason of his business or financial experience, Shareholder has the capacity to protect his own interests in connection with the transactions contemplated in this Agreement. Further, Shareholder is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

          (d) PARENT INFORMATION. Shareholder has received and read the Parent SEC Documents and has had an opportunity to discuss Parent's business, management and financial affairs with directors, officers and management of Parent and has had the opportunity to review Parent's operations and facilities. Shareholder has also had the opportunity to ask questions of and receive answers from, Parent and its management regarding the terms and conditions of this investment.

          (e) RULE 144. Shareholder acknowledges and agrees that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Shareholder has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited "broker's transaction" or in transactions directly with a market (as said term is defined under the Exchange Act) and the number of shares being sold during any three-month period not exceeding specified limitations.

          (f) RESIDENCE. Shareholder resides in the state or province identified in the address of Shareholder set forth on Exhibit A.

     3.3 TRANSFER RESTRICTIONS. Each Shareholder acknowledges and agrees that the Shares are subject to restrictions on transfer as follows:

          (a) Each Shareholder agrees not to make any disposition of all or any portion of the Shares unless and until:

               (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or


                                      24.

               (ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Shareholder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Shareholder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel or require subsequent transferees to be bound by the terms of this Agreement for transactions made pursuant to Rule 144 except in unusual circumstances.

               (iii)  Notwithstanding the provisions of paragraphs (i) and
(ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Shareholder which is to the Shareholder's family member or trust for the benefit of such Shareholder; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Shareholder hereunder.

     3.4 ACCOUNTING TREATMENT. Shareholder understands and agrees that it is intended that the Merger will be treated as a "pooling of interests" in accordance with generally accepted accounting principles and the applicable General Rules and Regulations published by the SEC. Shareholder further understands that Shareholder may be deemed to be an "affiliate" of the Company for purposes of application of the pooling-of-interests requirements, although nothing contained herein should be construed as an admission of either such conclusion. Accordingly, the shares of Company Common Stock held, and Parent Common Stock to be held, may only be disposed of in conformity with the limitations described hereon.

     3.5 RELIANCE UPON REPRESENTATIONS, WARRANTIES AND COVENANTS. Shareholder has been informed that the treatment of the Merger as a pooling of interests for financial accounting purposes is dependent upon the accuracy of Shareholder's representations and warranties set forth herein, and upon Shareholder's compliance with Shareholder's covenants set forth herein. Shareholder understands that the representations, warranties and covenants of Shareholder set forth herein will be relied upon by Parent, the Company and their respective counsel and accounting firms.

     3.6 POOLING OF INTEREST. Notwithstanding any other provision of this Agreement to the contrary, Shareholder will not sell, transfer, exchange, pledge or otherwise dispose of, or in any other way reduce Shareholder's risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to, any Company Common Stock or any rights, options or warrants to purchase Company Common Stock, or any Parent Common
Stock: (i) during the thirty-day period immediately preceding the Closing Date of the Merger and (ii) until such time after the Effective Time of the Merger as Parent has publicly released a report including the combined financial results of Parent and for a period of at least thirty days of combined operations of Parent and the Company within the meaning of Accounting Series Release No. 130, as amended, of the SEC. Nothing in this paragraph will be deemed to prohibit charitable contributions of such securities without consideration to transferees who agree to all of the restrictions in this Agreement.


                                     25.

4.   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

          Parent and Merger Sub jointly and severally represent and warrant to the Company and the Shareholders as follows:

     4.1  SEC FILINGS; FINANCIAL STATEMENTS.

          (a) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between November 21, 1996 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

     4.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's shareholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     4.3 VALID ISSUANCE. Subject to Section 1.5(c), the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.


                                      26.

     4.4 ORGANIZATION AND STANDING. Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Whenever used in this
Section 4, "Material Adverse Effect" shall mean a material adverse effect on the business, properties, prospects, condition (financial or otherwise) or results in operations of Parent and its subsidiaries, taken as a whole.

     4.5  AUTHORITY, APPROVAL AND ENFORCEABILITY.

          (a) The execution and delivery by each of Parent and Merger Sub, as the case may be, of this Agreement does not, and the performance and consummation of the Transactions will not, result in or give rise to (with or without the giving of notice or the lapse of time, or both) any conflict with, breach or violation of, or default, termination, forfeiture or acceleration of obligations under, any terms or provisions of its (i) Certificate of Incorporation or Bylaws, as the case may be, (ii) to the best of Parent's knowledge, any statute, rule, regulation or any judicial, governmental, regulatory or administrative decree, order or judgment applicable to them, or (iii) any material agreement, lease or other instrument to which its is a party or to which it or any of its assets may be bound and which has been filed as an exhibit to any of the Parent SEC Documents.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, except for (a) the filing of this Agreement and officers' certificates with the Delaware Secretary of State and the North Carolina Secretary of State and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub are qualified to do business, (b) such consents, approvals orders, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the offer and sale of Parent Common Stock pursuant to this Agreement, (c) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act.

          (c) This Agreement is a legal, valid and binding obligation of Parent and/or Merger Sub, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general equitable principles.

     4.6 CAPITALIZATION. The authorized capital stock of Parent consists of 35,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent Preferred Stock. At the close of business of January 14, 1998, 8,436,456 shares of Parent Common Stock and no shares of Parent Preferred Stock were outstanding. The Parent Common Stock is listed on the Nasdaq National Market. All the outstanding shares of Parent Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. The shares of Parent Common Stock to be


                                      27.

issued to the Company as contemplated hereunder are (i) duly authorized and
(ii) when issued and exchanged pursuant to the terms of this Agreement, will be validly issued, fully paid, nonassessable and not subject to any preemptive rights. The authorized capital stock of Merger Sub consists of 100 shares of common stock, all of which are validly issued, fully paid and nonassessable and owned by Parent. Except for the shares issuable pursuant to Parent's equity incentive plans, there are not any options, warrants, calls, conversion rights, commitments or agreements of any character to which Parent or Merger Sub is a party or by which either of them may be bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

     4.7 COMPLIANCE WITH OTHER INSTRUMENTS. Parent is not in violation of any term of its Certificate of Incorporation or Bylaws, or in any material respect of any agreement filed as an exhibit to any registration statements or reports filed with the SEC by Parent, and to the best of its knowledge, is not in violation of any order, statute, rule or regulation applicable to Parent. To the best of Parent's knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of any material statute, law, rule, regulation, judgment, order, decree or ordinance applicable to Parent or Merger Sub or their respective properties or assets, or conflict with or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit, under (i) any provision of the Certificate of Incorporation or Bylaws of parent or Merger Sub or (ii) any material agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties or assets may be bound or affected and filed as an exhibit to any registration statement or report filed with the SEC by Parent.

     4.8 NO MATERIAL ADVERSE CHANGE. Since September 30, 1997, Parent has conducted its business in the ordinary course and there has not occurred: (i) any material adverse change in the business or properties of the Parent; (ii) any amendments or changes in the Certificate of Incorporation or Bylaws of Parent or Merger Sub; (iii) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the properties or businesses of Parent; or (iv) any sale of a material amount of property by Parent, except in the ordinary course of business.

     4.9 ACCOUNTING MATTERS. To the best of Parent's knowledge, neither Parent nor any of its affiliates has taken or agreed to take any action that would adversely affect the ability of Parent to account for the transactions contemplated hereunder as a pooling of interests.

     4.10 LITIGATION. To the best knowledge of Parent, there is no action, suit, proceeding, claim, arbitration or investigation pending, or threatened, against Parent or Merger Sub which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereunder.


                                     28.

     4.11 ENVIRONMENTAL MATTERS. To the best knowledge of Parent, Parent is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Parent has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Parent is not in compliance with any Environmental Law, and, to the best of the knowledge of Parent, there are no circumstances that may prevent or interfere with Parent's compliance with any Environmental Law in the future. To the best of the knowledge of Parent, no current or prior owner of any property leased or controlled by Parent has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Parent is not in compliance with any Environmental Law. For purposes of this Section 4.11: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

5.   CERTAIN COVENANTS OF THE COMPANY AND THE SHAREHOLDERS

     5.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

     5.2   OPERATION OF THE COMPANY'S BUSINESS.  During the Pre-Closing
Period:

          (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

          (b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

                                 29.

          (c) the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

          (d) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company's business;

          (e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, other than distributions to Shareholders made to cover their proportional tax liability incurred as Shareholders of the Company, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (f)  the Company shall not sell, issue or authorize the issuance of
(i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (x) to grant stock options to employees in accordance with its past practices, (y) to issue Company Common Stock to employees upon the exercise of outstanding Company Options, and (z) to issue shares of Company Common Stock upon the conversion of shares of Series A Preferred Stock);

          (g) the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option or SAR, or (iii) any provision of any restricted stock purchase agreement, other than those Company Options that will automatically accelerate exercisability upon consummation of the Merger;

          (h) neither the Company nor any of the Stockholders shall amend or permit the adoption of any amendment to the Company's Certificate of Incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (j) the Company shall not make any capital expenditure outside of the ordinary course of business, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $50,000 per month, excluding the purchase of the Objective Edit software;

          (k) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

          (l) except for transactions in the ordinary course of business, the Company shall not (i) acquire, lease or license any right or other asset from any other Person (except as

                                 30.

otherwise required under this Agreement), (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

          (m) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Company Options), or (ii) incur or guarantee any indebtedness for borrowed money;

          (n) the Company shall not, without the prior written consent of Parent, (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than as disclosed in the Disclosure Schedules, or
(iii) hire any new employee whose aggregate annual compensation is expected to exceed $100,000;

          (o) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

          (p)  the Company shall not make any Tax election;

          (q) the Company shall not commence or settle any material Legal Proceeding;

          (r) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(q)" above.

     5.3   NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

          (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

               (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or any of the Stockholders in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or any of the Stockholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                                 31.

               (iii) any breach of any covenant or obligation of this Agreement by the Company or any of the Shareholders; and

               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or
Section 7 impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) except as provided in Section 9.2, determining the accuracy of any of the representations and warranties made by the Company or any of the Shareholders in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

     5.4 NO NEGOTIATION. During the Pre-Closing Period, neither the Company nor any of the Stockholders shall, directly or indirectly:

          (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

          (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

          (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

     The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of the Stockholders during the Pre-Closing Period.

     5.5 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

                                 32.

     5.6 POOLING OF INTERESTS. No party to this Agreement shall take any action that could reasonably be expected to have an adverse effect on the ability of Parent to account for the Merger as a "pooling of interests."

     5.7 GENERAL RELEASE. Separate and apart from, and not in consideration of the Parent Common Stock issued to the Shareholders under
Section 1.5 under this Agreement, and in order to induce Parent and the Company to consummate the transactions contemplated by this Agreement, each Shareholder severally covenants and agrees as follows:

          (a) RELEASE. Each Shareholder, for himself and for each of such Shareholder's Associated Parties (as defined in Section 5.7(b)), hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of the Releasees (as defined in Section 5.7(b)) from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims (as defined in Section 5.7(b)).

          (b)  DEFINITIONS.

               (i) The term "Associated Parties," when used herein with respect to a Shareholder, shall mean and include: (i) such Shareholder's predecessors, successors, executors, administrators, heirs and estate; (ii) such Shareholder's past, present and future assigns, agents and representatives;
(iii) each entity that such Shareholder has the power to bind (by such Shareholder's acts or signature) or over which such Shareholder directly or indirectly exercises control; and (iv) each entity of which such Shareholder owns, directly or indirectly, at least 50% of the outstanding equity, beneficial, proprietary, ownership or voting interests.

               (ii)   The term "Releasees" shall mean and include:  (i) Parent;
(ii) the Company; (iii) each of the direct and indirect subsidiaries of Parent and the Company; (iv) each other affiliate of Parent and the Company; and (v) the successors and past, present and future assigns, directors, officers, employees, agents, attorneys and representatives of the respective entities identified or otherwise referred to in clauses "(i)" through "(iv)" of this sentence, other than the Shareholders.

               (iii) The term "Claims" shall mean and include all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including:
(i) any unknown, unsuspected or undisclosed claim; (ii) any claim or right that may be asserted or exercised by a Shareholder in such Shareholder's capacity as a shareholder, director, officer or employee of the Company or in any other capacity; and (iii) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

               (iv) The term "Released Claims" shall mean and include each and every Claim that (i) any Shareholder or any Associated Party of any Shareholder may have had in the past, may now have or may have in the future against any of the Releasees, and (ii) has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of the Closing. The term "Released Claims" shall not include any claims arising out of or related

                                 33.

to the Shareholders' or any Shareholder's Associated Party's rights under this Agreement or the transactions contemplated hereby (excluding only such Shareholder's rights, if any, under the Merger Agreement).

          (c) CIVIL CODE SECTION 1542. Each Shareholder (a) represents, warrants and acknowledges that such Shareholder has been fully advised by his attorney of the contents of Section 1542 of the Civil Code of the State of California, and (b) hereby expressly waives the benefits thereof and any rights such Shareholder may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Each Shareholder also hereby waives the benefits of, and any rights such Shareholder may have under, any statute or common law principle of similar effect in any jurisdiction.

          (d) FURTHER REPRESENTATIONS AND WARRANTIES. Each Shareholder further represents and warrants that:

               (i) such Shareholder has not assigned, transferred, conveyed or otherwise disposed of any Claim against any of the Releasees, or any direct or indirect interest in any such Claim, in whole or in part;

               (ii) to the best of such Shareholder's knowledge, no other person or entity has any interest in any of the Released Claims;

               (iii) no Associated Party of such Shareholder has or had any Claim against any of the Releasees;

               (iv) no Associated Party of such Shareholder will in the future have any Claim against any Releasee that arises directly or indirectly from or relates directly or indirectly to any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or before the date of this General Release;

               (v) this General Release has been duly and validly executed and delivered by such Shareholder;

               (vi) this General Release is a valid and binding obligation of such Shareholder and such Shareholder's Associated Parties, and is enforceable against such Shareholder and each of such Shareholder's Associated Parties in accordance with its terms;

               (vii) there is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or, to the best of the knowledge of such Shareholder, threatened against such Shareholder or any of such Shareholder's Associated Parties that challenges or

                                 34.

would challenge the execution and delivery of this General Release or the taking of any of the actions required to be taken by such Shareholder under this General Release;

               (viii) neither the execution and delivery of this General Release nor the performance hereof will (i) result in any violation or breach of any agreement or other instrument to which such Shareholder or any of such Shareholder's Associated Parties is a party or by which such Shareholder or any of such Shareholder's Associated Parties is bound, or (ii) result in a violation or any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which such Releasor or any of such Shareholder's Associated Parties is subject; and

               (ix) no authorization, instruction, consent or approval of any person or entity is required to be obtained by such Shareholder or any of such Shareholder's Associated Parties in connection with the execution and delivery of this General Release or the performance hereof.

          (e) INDEMNIFICATION. Without in any way limiting any of the rights or remedies otherwise available to any Releasee, each Shareholder shall severally indemnify and hold harmless each Releasee against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee, charge or expense (including attorneys' fees) that is directly or indirectly suffered or incurred at any time by such Releasee, or to which such Releasee otherwise becomes subject at any time, and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, (a) any failure on the part of such Shareholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation, representation, warranty or other provision contained herein, or (b) the assertion or purported assertion of any of the Released Claims by such Shareholder or any of such Shareholder's Associated Parties.

          (f)  MISCELLANEOUS.

               (i) If any provision of this Section or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Section. If any provision of this Section or any part of such provision is held to be unenforceable against any Shareholder, then the unenforceability of such provision or part thereof against such Releasor shall not affect the enforceability thereof against any other Shareholder. Each provision of this Section is separable from every other provision of this Section and this Agreement, and each part of each provision of this Section is separable from every other part of such provision.

                                 35.

               (ii) Any legal action or other legal proceeding relating to this Section or the enforcement of any provision of this Section may be brought or otherwise commenced by any Releasee in any state or federal court located in the State of Colorado. Each Shareholder:

                    (1) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Colorado in connection with any such legal proceeding;

                    (2) agrees that each state and federal court located in the State of Colorado shall be deemed to be a convenient forum; and

                    (3) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Colorado, any claim that such Shareholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Section or the subject matter of this Section may not be enforced in or by such court.

Nothing contained in this Section shall be deemed to limit or otherwise affect the right of any Releasee (1) to commence any legal proceeding or to otherwise proceed against any of the Shareholders or any other person or entity in any other forum or jurisdiction, or (2) to raise this Release as a defense in any legal proceeding in any other forum or jurisdiction.

     5.8 NON-COMPETITION. Separate and apart from, and not in consideration of the Parent Common Stock issued to the Shareholders under Section 1.5 under this Agreement, and in consideration of the payment described in Section 7.5 and in order to induce Parent to consummate the transactions contemplated by this Agreement, each Shareholder severally covenants and agrees as follows:

        (a) ACKNOWLEDGMENTS BY SHAREHOLDER. Shareholder acknowledges that the promises and restrictive covenants he is providing in this Section are reasonable and necessary to Parent's protection of its legitimate interests in its acquisition of the Company pursuant to this Agreement, including but not limited to the Company's goodwill. Shareholder acknowledges that Shareholder is exchanging all of Shareholder's shares of stock of the Company for shares of Parent Common Stock in this transaction.

          (b) NONCOMPETITION. During the period commencing on the Closing Date and continuing until the date one (1) year after the Closing Date (the "Noncompete Period"), Shareholder shall not, directly or indirectly, provide any service (as an employee, consultant or otherwise), support, product or technology to any person or entity, if such service, support, product or technology involves or relates to, in any material respect, object-oriented developer tools for Windows programmers (each, a "Restricted Business"); provided, however, that nothing in this Section 5.8 shall prevent Shareholder from providing services, support, products or technology to any person or entity while employed by the Company, Parent or any of Parent's Subsidiaries, so long as Shareholder is providing such services, support, products and technology solely in Shareholder's capacity as, and solely in the course of discharging Shareholder's duties

                                 36.

and responsibilities as, an employee of the Company, Parent or any of Parent's Subsidiaries; provided further, that nothing shall prevent Shareholder from writing books, magazine or journal articles, publicly speaking or providing training in the Restricted Business.

          (c) NONSOLICITATION. Shareholder further agrees that during the Noncompete Period, Shareholder will not:

               (i) directly or indirectly, personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on Shareholder's own behalf or on behalf of any other person or entity) any employee of the Company, Parent or any of Parent's subsidiaries to leave his or her employment with the Company, Parent or any or Parent's subsidiaries;

               (ii) employ, or permit any entity over which Shareholder exercises any control, to employ such employee who has terminated his or her employment with the Company, Parent or any of Parent's subsidiaries during the Noncompete Period; or

               (iii) directly or indirectly, personally or through others, approach, contact, solicit, advise or do (or attempt to do) business with, or otherwise interfere with the relationship of the Company, Parent or any of Parent's subsidiaries with, any person or entity who is, was or is reasonably anticipated to become a customer or client of the Company, Parent or any of Parent's subsidiaries with respect to any Restricted Business.

          (d) INDEPENDENCE OF OBLIGATIONS. The covenants of Shareholder set forth in this Section shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Shareholder against the Company or Parent shall not constitute a defense to the enforcement of such covenants against Shareholder.

          (e) SPECIFIC PERFORMANCE. Shareholder agrees that in the event of any breach or threatened breach by Shareholder of any covenant, obligation or other provision contained in this Section, Parent and the Company shall be entitled (in addition to any other remedy that may be available to them) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

          (f) NON-EXCLUSIVITY. The rights and remedies of Parent and the Company under this Section are not exclusive of or limited by any other rights or remedies which Parent or the Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent and the Company under this Section, and the obligations and liabilities of Shareholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Agreement does not limit, and is not limited by, the terms of the Employment Agreement or the terms of any other agreement between Shareholder and Parent or the Company or any affiliate of Parent or the Company.

                                 37.

          (g) INDEMNIFICATION. Without in any way limiting any of the rights or remedies otherwise available to Parent or the Company, Shareholder shall hold harmless and indemnify each of Parent and the Company from and against, and shall compensate and reimburse each of Parent and the Company for, any loss, damage, injury, decline in value, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees) charge, cost (including costs of investigation) or expense of any nature (collectively, the "Damages") which are directly or indirectly suffered or incurred at any time by Parent or the Company, or to which Parent or the Company otherwise becomes subject (regardless of whether or not such Damages relate to a third-party claim), and that arise from or are directly or indirectly connected with any breach of any covenant or obligation of Shareholder contained in this Section.

          (h) SEVERABILITY. If any provision of this Section or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Section is separable from every other provision of this Section, and each part of each provision of this Section is separable from every other part of such provision.

          (i) AMENDMENTS. This Section of the Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and each Shareholder.

     5.9 PUBLIC ANNOUNCEMENTS. Neither the Company nor any of the Shareholders shall issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger.

     5.10 PROPRIETARY INFORMATION AGREEMENTS. At or prior to the Closing, each of the Shareholders and each of the Employees shall execute and deliver to the Company and Parent a Proprietary Information Agreement in the Company's standard form.

     5.11 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

                                 38.

     5.12 REGISTRATION RIGHTS AGREEMENT. At the Closing, Parent and each of the Shareholders shall execute and deliver the Registration Rights Agreement in the form of Exhibit D.

     5.13 REMOVAL OF PERSONAL GUARANTEES. Parent, the Company and the Shareholders shall take all commercially reasonable efforts to cause Wachovia Bank to release the Shareholders from their personal guarantees with respect to
(i) the Company's line of credit with Wachovia Bank (ii) the Company's Merchant accounts with American Express and Visa/MasterCard, and (iii) the Company's leases with AT&T and Advanta Atcom.

     5.14 ASSIGNMENT OF INTELLECTUAL PROPERTY. The Company shall use their best efforts to secure Objective Edit for a price not to exceed $35,000. In the event that the Company is unable to secure Objective Edit for $35,000 or less, the threshold figure of $250,000 set forth in Section 9.3(a) shall be reduced by $35,000 and shall thereafter be $215,000.

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:


     6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company and the Shareholders in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

     6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company and the Shareholders are required to comply with or to perform under this Agreement at or prior to the Closing shall have been complied with and performed in all respects.

     6.3 SHAREHOLDER APPROVAL. The principal terms of the Merger shall have been duly approved by the affirmative vote of 100% of the shares of Company Common Stock entitled to vote with respect thereto.

     6.4 CONSENTS. All Consents required to be obtained by the Company or the Shareholders in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

                                 39.

     6.5 AGREEMENTS AND DOCUMENTS. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Escrow Agreement in the form of Exhibit C, executed by the Shareholders;

          (b) Proprietary Information Agreements in the Company's standard form, executed by the Shareholders and those Employees who will continue their employment with the Company after the Merger;

          (c) the Registration Rights Agreement in the form of Exhibit D, executed by the Shareholders;

          (d) a legal opinion of Daniels & Daniels, dated as of the Closing Date, in the form of Exhibit E;

          (e) a certificate executed by the Shareholders and containing the representation and warranty of each Shareholder that each of the representations and warranties set forth in Sections 2 and 3 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.4 have been duly satisfied (the "Shareholders' Closing Certificate");

          (f) a letter from KPMG Peat Marwick, dated as of the Closing Date, confirming that Parent may account for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC; and

          (g) a letter from Coopers & Lybrand, dated as of the Closing Date, confirming management's assertion that the Company is "poolable" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC; and

          (h) written resignations of all directors of the Company, effective as of the Effective Time.

     6.6 FIRPTA COMPLIANCE. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.10.

     6.7 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity which would (i) make the consummation of the Merger illegal; (ii) prohibit Parent's or the Company's ownership or operation of all or a material portion of the business or

                                 40.

assets of Parent or the Company, or compel Parent or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger or (iii) render Parent, Merger Sub or the Company unable to consummate the Merger, except for any waiting provisions.

     6.8 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

     6.9 DUE DILIGENCE. Parent shall have completed business, technical, legal and financial due diligence on the Company and its products and the results of such due diligence shall be acceptable to Parent.

     6.10 AUDITED FINANCIALS. The Company shall deliver audited financial statements as of December 31, 1997 and for the one-year period then ended and unaudited financial statements for each quarter in the year ended December 31, 1997, prepared in accordance with generally accepted accounting principles.
Such audited financial statements shall include an opinion of the Company's accountants that such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and their results of operations and their cash flows for the one-year period ended December 31, 1997 in conformity with generally accepted accounting principles. Such financial statements shall show that for the quarter ended December 31, 1997 the Company's total revenue was at least $1.650 million and its net income, before taxes, was at least $340,000. Such financial statements shall also show that for the year ended December 31, 1997 the Company's total revenue was at least $4.5 million and its net income, before taxes, was at least $950,000.

     6.11 VALUATION REPORT. Wessels, Arnold & Henderson L.L.C. shall have delivered to Parent a report concluding that the valuation of the Company is commensurate with the consideration being offered by Parent.

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS

     The obligations of the Company and the Shareholders to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

     7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

                                 41.

     7.2 PERFORMANCE OF COVENANTS AND OBLIGATIONS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing, including the obligation of Parent to secure any required Consents (if any), shall have been complied with and performed in all respects.

     7.3 DOCUMENTS. The Company and the Shareholders shall have received the following documents:

          (a) the Escrow Agreement in the form of Exhibit C, executed by Parent;

          (b) the Registration Rights Agreement in the form of Exhibit D, executed by Parent;

          (c) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in the form of Exhibit F; and

          (d) a certificate executed by Parent and containing the representation and warranty of Parent that each of the representations and warranties set forth in Section 4 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 7.1, 7.2, and 7.3 have been duly satisfied (the "Parent's Closing Certificate");

     7.4 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity which would (i) make the consummation of the Merger illegal; (ii) prohibit Parent's or the Company's ownership or operation of all or a material portion of the business or assets of Parent or the Company, or compel Parent or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger or (iii) render Parent, Merger Sub or the Company unable to consummate the Merger, except for any waiting provisions.

     7.5  PAYMENT FOR NON COMPETITION AGREEMENTS.

          Parent shall have paid the following amounts in consideration of the covenant not to compete made by each of the Shareholders: 1) M. Scot Wingo - $50,000; 2) Aris Antanas Buinevicius - $65,000; and 3) R. Dean Hallman - $65,000.

     7.6 TERMINATION OF STOCK APPRECIATION RIGHTS. Parent shall have paid to each SAR holder in cash, at or prior to the Closing, an amount equal to fifty percent (50%) of the appreciation in value of the Company's Common Stock from the date the SAR was granted to the date of Closing. For the purpose of valuing the appreciation of the SAR, Parent shall use the

                                 42.

closing price of Parent Common Stock on the date hereof, as adjusted to reflect the exchange ratio hereunder.

     7.7   TAX OPINION.   The Shareholders shall have received an opinion of
counsel of their choosing that for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368 of the Code. Notwithstanding the foregoing, in the event that the Company and the Shareholders are unable to secure the required opinion because they cannot engage satisfactory counsel to render such opinion (for any reason other than the fact that, for federal income tax purposes, the Merger does not constitute a reorganization within the meaning of Section 368 of the Code), this Section 7.6 shall be of no force and effect.

8.  TERMINATION

     8.1 TERMINATION EVENTS. This Agreement may be terminated prior to the Closing:

          (a)  by Parent if:

               (i) at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time (or any amendment thereto) (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

               (ii) Parent reasonably determines on a good faith basis that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

               (iii) the Closing has not taken place on or before February 28, 1998 (or any amendment thereto) (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

               (iv) M. Scot Wingo, Aris Antanas Buinevicius or R. Dean Hallman ceases to be employed full-time by the Company;

               (v) more than eight (8) of the employees of the Company listed on Schedule 2.10(a)(i) cease to be employed full-time by the Company, excluding those employees noted on the Disclosure Schedule to be on probation or employed by the Company in a sales capacity;

               (vi) The Company fails to achieve at least 50% of its projected revenue for the quarter ending March 31, 1998 by February 28, 1998.

          (b) by the Company or the Shareholders if (i) at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time, (ii) the Company reasonably determines on a good faith basis that the timely satisfaction of any condition set forth in
Section 7 has become impossible (other than as a result

                                 43.

of any failure on the part of the Company or any of the Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent), or (iii) the Closing has not taken place on or before February 28, 1998 (or any amendment thereto) (other than as a result of the failure on the part of the Company or any of the Stockholders to comply with or perform any covenant or obligation set forth in this Agreement); or

          (c) by the mutual consent of Parent, the Company and the Shareholders.

     8.2   TERMINATION PROCEDURES.  If Parent wishes to terminate this
Agreement pursuant to Section 8.1(a), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company or the Shareholders wish to terminate this Agreement pursuant to Section 8.1(b), the Company or the Shareholders shall deliver to Parent a written notice stating that the Company or the Shareholders is terminating this Agreement and setting forth a brief description of the basis on which the Company or the Shareholders is terminating this Agreement.

     8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 5.9.

     8.4 TERMINATION FEE. If Parent refuses to complete the Closing for any reason other than (i) the Company's or the Shareholders' failure to meet the Closing conditions set forth in Section 6 (other than the pursuant to the completion of due diligence closing condition set forth in Section 6.9), (ii) a breach of the Agreement by either the Company or the Shareholders, or (iii) pursuant to the Termination provisions of this Section 8; Parent shall pay to the Company a termination fee of $500,000. If Parent refuses to complete the closing because the condition set forth in Section 6.11 is not met, Parent shall pay to the Company a termination fee of $100,000.

9.   INDEMNIFICATION, ETC.

     9.1   SURVIVAL OF REPRESENTATIONS, ETC.

          (a) The representations and warranties made by the Shareholders (including the representations and warranties set forth in Sections 2 and 3 and the representations and warranties set forth in the Shareholders' Closing Certificate) shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Shareholders (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting

                                 44.

a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

          (b) The representations, warranties, covenants and obligations of the Company and the Shareholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives unless set forth on the Disclosure Schedules. The representations, warranties, covenants and obligations of Parent, and the rights and remedies that may be exercised by the Company and the Shareholders, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, the Company, the Shareholders or any of their Representatives, other than the Parent SEC Documents.

          (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Shareholders in this Agreement.

     9.2   INDEMNIFICATION BY SHAREHOLDERS.

          (a) From and after the Effective Time (but subject to Sections 9.1(a) and 9.3), the Shareholders, severally and not jointly, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Sections 2 and 3 or in the Shareholders' Closing Certificate (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, but giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing); (ii) any breach of any covenant or obligation of the Company or any of the Shareholders (including the covenants set forth in Section 5); or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9 but excluding any Legal Proceeding in which a final determination is made that an inaccuracy or breach of the type referred to in "(i)" or "(ii)" above did not occur).

          (b) The Shareholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or

                                 45.

obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

     9.3  THRESHOLD; CEILING.

          (a) The Shareholders shall not be required to make any indemnification payment pursuant to Section 9.2(a) for any Section 9.2 Breach until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $250,000 in the aggregate. If the total amount of such Damages exceeds $250,000, then the Indemnitees shall be entitled to be indemnified against the full amount of such Damages and not merely the portion of such Damages exceeding $250,000. Notwithstanding the foregoing, the Shareholder shall be required to make the full amount of any indemnification payments required for Damages that arise from any individual Section 9.2 Breach where the Damages from any such individual section 9.2 Breach are in excess of $75,000.

          (b) The maximum liability of each Shareholder under Section 9.2(a) for breaches of the representations and warranties set forth in Sections 2 and 3 shall be equal to the product of (i) the number of shares of Parent Common Stock received by such Shareholder in the Merger minus the number of shares such Shareholder is entitled to register pursuant to the Registration Rights Agreement, multiplied by (ii) the closing price of Parent Common Stock on the Nasdaq National Market on the date hereof.

     9.4  SATISFACTION OF INDEMNIFICATION CLAIM. In the event any
Shareholder shall have any liability (for indemnification or otherwise) to any Indemnitee under this Section 9, such Shareholder shall satisfy such liability by delivering to such Indemnitee (i) the aggregate dollar amount of such liability or (ii) sufficient shares of Parent Common Stock, valued at the closing price of Parent Common Stock on the Nasdaq National Market on the Closing Date, necessary to cover the amount of such liability.

     9.5 NO CONTRIBUTION. Each Shareholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or the Shareholders' Closing Certificate.

     9.6 INTEREST. Any Shareholder who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9 with respect to any Damages shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which such Shareholder first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such Shareholder to such Indemnitee is fully satisfied by such Shareholder) at a floating rate equal to the rate of

                                 46.

interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

     9.7 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Shareholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

          (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Shareholders;

          (b) each Shareholder shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

          (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Agent (as defined in Section 10.1); provided, however, that such consent shall not be unreasonably withheld.

Parent shall give the Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Agent shall not limit any of the obligations of the Shareholders under this Section 8 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).


     9.8  EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No
Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

                                 47.

10.  MISCELLANEOUS PROVISIONS

     10.1 AGENT. The Shareholders hereby irrevocably appoint M. Scot Wingo as their agent for purposes of Section 9 (the "Agent"), and M. Scot Wingo hereby accepts his appointment as the Agent. Parent shall be entitled to deal exclusively with the Agent on all matters relating to Section 9, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder by the Agent, and on any other action taken or purported to be taken on behalf of any Shareholder by the Agent, as fully binding upon such Shareholder. If the Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Shareholders, then the Shareholders shall, within ten days after notice of such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Agent" for purposes of
Section 9 and this Section 10.1. If for any reason there is no Agent at any time, all references herein to the Agent shall be deemed to refer to the Shareholders.

     10.2 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     10.3 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and
(d) the consummation of the Merger; provided, however, that the Company shall bear and pay all fees and expenses of the Shareholders incurred with respect to
(a), (b), (c) and (d) above, and PROVIDED, FURTHER, that, to the extent the total amount of all such fees, costs and expenses incurred by or for the benefit of the Company and the Shareholders (including all such fees, costs and expenses incurred prior to the date of this Agreement and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement) exceeds $150,000 in the aggregate, such fees, costs and expenses shall be borne and paid by the Shareholders and not by the Company. If Closing does occur, invoices for properly documented Company and Shareholders fees, costs and expenses submitted to Parent, either by Shareholders or the Company, shall be paid within the later of ten (10) days of the date of the Closing or of receipt of such invoices by Parent.

                                 48.

     10.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     10.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:                      Rogue Wave Software, Inc.
                                   4900 Pearl East Circle, Suite 107
                                   Boulder, CO 80301
                                   Attention:  Robert M. Holburn, Jr.
                                   Facsimile: (303) 491-9137

if to the Company:                 Stingray Software, Inc.
                                   9001 Aerial Center Drive, Suite 110
                                   Morrisville, NC 27560
                                   Attention:  M. Scot Wingo
                                   Facsimile: (___) ___-____

with a copy to:                    Walter E. Daniels, Esq.
                                   Daniels & Daniels, P.A.
                                   P.O. Drawer 12218
                                   Research Triangle Park, NC 27713

if to any of the Shareholders:     M. Scot Wingo
                                   9001 Aerial Center Drive, Suite 110
                                   Morrisville, NC 27560

with a copy to:                    Walter E. Daniels, Esq.
                                   Daniels & Daniels, P.A.
                                   P.O. Drawer 12218
                                   Research Triangle Park, NC 27713

     10.6 CONFIDENTIALITY. On and at all times after the Closing Date until the date five (5) years from the Closing Date, each Shareholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Shareholder's possession that relates to the business of the Company or Parent.

     10.7  TIME OF THE ESSENCE. Time is of the essence of this Agreement.

                                 49.

     10.8 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     10.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     10.10 GOVERNING LAW. Unless otherwise indicted to the contrary, this Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

     10.11   SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon:
the Company and its successors and assigns (if any); the Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's shareholders (to the extent set forth in Section 1.5); the holders of assumed Company Options (to the extent set forth in Section 1.6); Parent; Merger Sub; the other Indemnitees (subject to
Section 9.8); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

     10.12 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     10.13  WAIVER.

          (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly

                                 50.

executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.14 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     10.15 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any party or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to parties or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     10.16  PARTIES IN INTEREST. Except for the provisions of Sections 1.5,
1.6 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     10.17 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

     10.18  CONSTRUCTION.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                                 51.

          The parties hereto have caused this Agreement to be executed and delivered as of January 19, 1998.

                                   ROGUE WAVE SOFTWARE, INC.,
                                   a Delaware corporation


                                   By:  /s/  Thomas Keffer
                                       -------------------------------
                                   Title:    CEO
                                       -------------------------------


                                   SR ACQUISITION CORP.,
                                   a North Carolina corporation

                                   By:  /s/  Thomas Keffer
                                       -------------------------------
                                   Title:    CEO
                                       -------------------------------


                                   STINGRAY SOFTWARE, INC.,
                                   a North Carolina corporation

                                   By:  /s/ M. Scot Wingo
                                       -------------------------------
                                   Title:    President
                                       -------------------------------

                                        /s/ M. Scot Wingo
                                   -----------------------------------
                                   M. SCOT WINGO


                                        /s/ Aris Antanas Buinevicius
                                   -----------------------------------
                                   ARIS ANTANAS BUINEVICIUS


                                        /s/ R. Dean Hallman
                                   -----------------------------------
                                   R. DEAN HALLMAN


                               SIGNATURE PAGE

                                      EXHIBIT A

                                    SHAREHOLDERS

             NAME                               NUMBER OF SHARES
-------------------------------------         ---------------------
M. Scot Wingo                                        750,000
9001 Aerial Center Drive, Suite 110
Morrisville, NC 27560

Aris Antanas Buinevicius                             750,000
9001 Aerial Center Drive, Suite 110
Morrisville, NC 27560

R. Dean Hallman                                      750,000
9001 Aerial Center Drive, Suite 110
Morrisville, NC 27560

                                      EXHIBIT B

                                CERTAIN DEFINITIONS


          For purposes of the Agreement (including this Exhibit B):

          ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

               (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

               (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

               (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

          AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit B is attached (including the Disclosure Schedule), as it may be amended from time to time.

          COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

          COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

          CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental
Authorization).

          CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

          DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

                                    2.

          DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and the Shareholders.

          ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

          ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

          EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          GOVERNMENT BID. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

          GOVERNMENT CONTRACT. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

          GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

          GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

          INDEMNITEES. "Indemnitees" shall mean the following Persons: (a) Parent; (b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Shareholders shall not be deemed to be "Indemnitees."

          LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

                                        3.

          LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

          MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Shareholders' Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance or prospects.

          PERSON.  "Person" shall mean any individual, Entity or Governmental
Body.

          PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

          REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

          SEC. "SEC" shall mean the United States Securities and Exchange Commission.

          SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

          TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

          TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                           4.